EXHIBIT 12

                       STATEMENT RE: COMPUTATION OF RATIOS
                      TOLL BROTHERS, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands, except ratios)


                                                                            Year Ended October 31,                      Nine Months
                                                         ------------------------------------------------------------      Ended
                                                           1994        1995         1996          1997         1998    July 31, 1999
                                                         -------     --------     --------      --------     --------  -------------
Earnings:
Income before income taxes and extraordinary
   loss and change in accounting ....................... $56,840     $ 79,739     $ 85,793      $107,646     $134,293     $109,831
Homebuilding:
  Interest expense: ....................................  20,136       22,473       24,646        29,746       36,052       28,159
  Rent expense .........................................      71           93          151           193          293          280
  Amortization .........................................     785          801          705           667          610          457
Collateralized mortgage financing:
  Interest expense .....................................     624          376          300           233          184           82
  Amortization .........................................     157           29           --            --           --           --
                                                         -------     --------     --------      --------     --------     --------
                                                         $78,613     $103,511     $111,595      $138,485     $171,432     $138,809
                                                         =======     ========     ========      ========     ========     ========
Fixed charges:
Homebuilding:
  Interest incurred: ................................... $21,701     $ 25,780     $ 27,695      $ 35,242     $ 38,331     $ 37,390
  Rent expense .........................................      71           93          151           193          293          280
Amortization ...........................................     785          801          705           667          610          457
Collateralized mortgage financing:
  Interest incurred ....................................     624          376          300           233          184           82
  Amortization .........................................     157           29           --            --           --           --
                                                         -------     --------     --------      --------     --------     --------
                                                         $23,338     $ 27,079     $ 28,851      $ 36,335     $ 39,418     $ 38,209
                                                         =======     ========     ========      ========     ========     ========
Ratio, including collateralized mortgage financing(1)...    3.37         3.82         3.87          3.81         4.35         3.63
                                                         =======     ========     ========      ========     ========     ========

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(1)  For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary loss and change in accounting plus interest expense and fixed charges except interest incurred. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs.